                                   EXHIBIT 11

                              VORNADO REALTY TRUST

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                     THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                ------------------------------        ------------------------------
                                                 JUNE 30,            JUNE 30,          JUNE 30,           JUNE 30,
                                                   1997                1996              1997               1996
                                                -----------        -----------        -----------        -----------
      Weighted average number of
           common shares outstanding             26,091,927         24,286,981         26,089,919         24,280,517

      Common share equivalents for
           options after applying
           treasury stock method                    796,057            178,364            628,922            184,405
                                                -----------        -----------        -----------        -----------

      Weighted average number of
           common shares and common
           share equivalents outstanding         26,887,984         24,465,345         26,718,841         24,464,922
                                                ===========        ===========        ===========        ===========


      Net income applicable to
           common shares                        $ 8,933,000        $15,120,000        $18,623,000        $31,042,000
                                                ===========        ===========        ===========        ===========

      Net income per common share               $       .33        $       .62        $       .70        $      1.27
                                                ===========        ===========        ===========        ===========


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